Exhibit (c) 1


GPU News Release
October 15, 1999


                  GPU, Inc., AmerGen Reach Definitive Agreement on Sale of
                              Oyster Creek Facility


     MORRISTOWN, N.J. - October 15, 1999 - GPU, Inc. and AmerGen Energy Company today announced that they have signed a definitive asset purchase agreement for the sale of GPU's Oyster Creek nuclear generating facility in Lacey Township, N.J. to AmerGen for $10 million.

      The asset purchase agreement replaces the agreement in principle for the sale of the Oyster Creek plant approved on September 13. AmerGen is a joint venture of PECO Energy Company and British Energy Company founded in 1997 to purchase and operate nuclear generation plants in the United States.

      The transaction is subject to approval by the Nuclear Regulatory Commission, the Federal Energy Regulatory Commission, the New Jersey Board of Public Utilities, and receipt of favorable Internal Revenue Service rulings. Closing of the transaction is anticipated in the Spring of 2000.

      GPU, Inc. (NYSE:GPU), headquartered in Morristown, N.J. is a registered public utility holding company. GPU's three domestic operating utility subsidiaries--Jersey Central Power & Light Company, Metropolitan Edison Company and Pennsylvania Electric Company--do business under the trade name of GPU Energy and serve approximately two million customers in a service area encompassing about half the land areas of New Jersey and Pennsylvania. GPU International Group develops, owns and operates transmission and distribution facilities overseas and generating plants both in the United States and abroad. In the UK, GPU owns Midlands Electricity, which distributes electric power to
2.2 million customers in an area that includes Birmingham, England. GPU's other subsidiaries include: GPU Advanced Resources Inc., GPU Generation Inc., GPU Nuclear Inc., GPU Service Inc. and GPU Telcom Services Inc. (http://www.gpu.com)

      PECO Energy is an electric and gas utility serving 1.5 million electric customers in the five-county Philadelphia area and 400,000 natural gas customers in four suburban counties. It is one of the nation's largest nuclear utilities, producing more than 33 billion kilowatt-hours of electricity in 1998 at its Limerick and Peach Bottom generating stations. PECO Energy has set new nuclear performance standards in safety, availability and capacity factors, efficient refueling outages, and low operating and maintenance costs.

      PECO Energy also owns and operates coal, natural gas, oil, landfill gas and hydro power plants. PECO Energy's Power Team operates a 24-hour energy trading floor with transactions in 47 states and Canada.

      British Energy provides more than 20 percent of Britain's electricity and is the U.K.'s largest generator. It owns and operates 15 nuclear power reactors in the United Kingdom, with 9,600 megawatts of generation, including seven advanced gas-cooled nuclear stations and one pressurized water reactor station. In July 1996, British Energy was successfully privatized through a public offering of stock. The company has distinguished itself on nuclear operations through its outstanding safety record and by reducing costs and increasing output and profit following privatization. Headquartered in Edinburgh, Scotland, it has 5,100 employees. British Energy recently announced it will purchase its first regional electric supply company, Swalec, in Wales, UK.





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Contacts:

     GPU - Ned Raynolds, (973) 455-8294
     PECO Energy - Bill Jones, (215) 841-4129
     British Energy - Doug McRoberts, (011) 131-44-527-2020